UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 10, 2021

Date of Report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-39317	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

(602) 244-6600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ON	The Nasdaq Stock Market LLC
Preferred Stock, Series B Junior Participating, Purchase Rights	N/A	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 10, 2021, ON Semiconductor Corporation (the “Company”) entered into the Ninth Amendment (the “Ninth Amendment”) to the Credit Agreement, dated as of April 15, 2016, as amended by the First Amendment, dated as of September 30, 2016, the Second Amendment, dated as of March 31, 2017, the Third Amendment, dated as of November 30, 2017, the Fourth Amendment, dated as of May 31, 2018, the Fifth Amendment, dated as of June 12, 2019, the Sixth Amendment, dated as of August 15, 2019, the Seventh Amendment, dated as of September 19, 2019, and the Eighth Amendment, dated as of June 23, 2020 (as amended, the “Credit Agreement”), with Deutsche Bank AG New York Branch, as administrative agent and collateral agent, the subsidiary guarantors party thereto and certain Lenders (as defined in the Credit Agreement) party thereto constituting the Required Lenders (as defined in the Credit Agreement).

In connection with the Offering (as defined below in Item 8.01) the Ninth Amendment provides for modifications to the Credit Agreement to permit the Offering and each of the transactions and proposed use of proceeds contemplated thereby.

Additionally, the Ninth Amendment provides for, among other things, modifications to the Credit Agreement to: (i) amend the availability of borrowings in currencies other than U.S. dollars in light of the unavailability of LIBOR for such other currencies beginning December 31, 2021; (ii) provide for increased capacity to dispose of certain assets, including the abandonment and disposition of non-core intellectual property and non-core acquired assets, in addition to other dispositions of non-intellectual property assets if the Company is in compliance on a pro forma basis with its consolidated total net leverage ratio (calculated in accordance with the Amended Credit Agreement); (iii) provide for increased capacity to make investments, including permitted acquisitions if the Company is in compliance on a pro forma basis with its consolidated total net leverage ratio (calculated in accordance with the Amended Credit Agreement), in addition to an increase in the general basket and the ability to make unlimited investments if the Company’s consolidated total net leverage ratio (calculated in accordance with the Amended Credit Agreement) does not exceed 3.00 to 1.00; (iv) provide for increased capacity to incur certain types of indebtedness and liens; (v) increase the dollar value threshold for real estate properties required to be mortgaged to secure the Credit Agreement to $50,000,000; (vi) increase the ability to incur incremental debt facilities to an amount that would not cause the net secured leverage ratio to exceed 2.25 to 1.00 plus an amount up to the greater of $1,150,000,000 and 100% of last twelve months EBITDA; and (vii) remove certain conditions applicable to the incurrence of incremental facilities such as “most favored nation” requirements and limiting the applicability of any “inside maturity” restrictions.

The Credit Agreement contains events of default, including, but not limited to, a change of control and breaches of financial and other covenants. If an event of default occurs and continues without a waiver, the lenders under the Credit Agreement may take various actions, including the acceleration of all amounts due under the Credit Agreement, subject to certain exceptions.

Certain of the lenders under the Credit Agreement and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking, commercial banking and other services for the Company and its affiliates, for which they received or will receive customary fees and expenses.

The foregoing description of the Ninth Amendment is not complete and is qualified in its entirety by reference to the full text of the Ninth Amendment.

Item 8.01.	Other Events.

On May 10, 2021, the Company issued a press release announcing the commencement of an offering of $700 million aggregate principal amount of its 0% Convertible Senior Notes due 2027 in a private transaction that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Offering”). A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this report.

Exhibit No.	Description

99.1	Press Release dated May 10, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: May 10, 2021	By:	/s/ THAD TRENT
Thad Trent
Executive Vice President, Chief Financial Officer and Treasurer